Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2008, accompanying the combined financial statements of Chase Paymentech included in the Annual Report of First Data Corporation on Form 10-K for the year ended December 31, 2007.

/s/ GRANT THORNTON LLP

Dallas, Texas

March 10, 2008